Contacts:	W. Dan Puckett Chief Executive Officer (205) 870-1939	Carol Marsh Chief Financial Officer (205) 870-1939

CAPITALSOUTH BANCORP RE-ELECTS DIRECTORS MCPHERSON AND WOOD

BIRMINGHAM, Ala. (May 22, 2007) - CapitalSouth Bancorp (NASDAQ-GM:CAPB) today announced that stockholders gathered for the Company's 2007 annual meeting have re-elected two incumbent directors. Stockholders also ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2007.

Re-elected to new three-year terms that expire with the 2010 annual meeting were: Charles K. McPherson, Sr., Chief Executive Officer of McPherson Oil Company, Inc. of Birmingham; and David W. Wood, Chairman of the Board of Wood Fruitticher Grocery Company in Birmingham. The Company's Directors continuing in office to future years include: H. Bradford Dunn, President of The Mouat Co. of Birmingham; Stanley L. Graves, President of Graco Resources, Inc., of Birmingham; W. Flake Oakley, IV, President of CapitalSouth Bancorp; and W. Dan Puckett.

Speaking to stockholders, Chairman W. Dan Puckett commented on the Company's success in 2006 and its growth plans for 2007. "During 2006, our first full year as a public company, we reached several milestones in our growth and development. We finished the year in strong fashion, with higher earnings and continued momentum in our operations. Improvements also were notable on our balance sheet, which reflected attractive loan growth during the year coupled with solid credit quality.

"We are pleased that so far in 2007 we have been able to maintain this momentum, with a 52% increase in net income for the first quarter and a 44% increase in diluted earnings per share," Puckett continued. "First quarter highlights also included solidly higher net interest income and non-interest income, together with higher loans and deposits - up 16% and 23%, respectively, year over year. These results reflect our growing presence in newer markets like Huntsville and Jacksonville, which complement our ongoing growth in Birmingham and Montgomery. As we continue to pursue our acquisition and development strategies, including new market expansion and select acquisitions such as our recently proposed acquisition of Monticello Bancshares in Jacksonville, we believe the Company will be able to leverage its administrative capacity and improve efficiencies. This should lead to improved performance for CapitalSouth Bancorp in the future and enhanced returns for our stockholders over the long term."

-MORE-

CAPB 2007 Annual Meeting

May 22, 2007

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

This press release contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

-END-